Exhibit 99.2

Investor Relations: Brian Norris Vice President of Investor Relations +1 781.250.3829 brian.norris@fleetmatics.com	Public Relations: Juli Burda Director of Public Relations +1 847.378.4398 juli.burda@fleetmatics.com

Fleetmatics Announces CEO Succession Plan

- Jill Ward to Succeed Jim Travers as Chief Executive Officer Effective January 1, 2017-

- Travers to Remain Chairman of the Board -

Dublin, Ireland and Boston, Massachusetts – May 4, 2016 – Fleetmatics Group PLC (NYSE: FLTX), a leading global provider of mobile workforce solutions for service-based businesses of all sizes delivered as software-as-a-service (SaaS), today announced that its Board of Directors has approved a succession and transition plan for the Company’s Chief Executive Officer (CEO) position. Effective at the end of 2016, Mr. Jim Travers, the Company’s Chairman and CEO for the past decade, will step down as CEO. He will be succeeded as CEO by Ms. Jill Ward, currently the Company’s President and Chief Operating Officer (COO). Ms. Ward will also join the Company’s Board of Directors when she becomes CEO. Mr. Travers will remain as the Company’s Chairman of the Board. Ms. Ward was hired in 2015 and in her current role has been responsible for leading the Company’s operating functions including global sales and marketing, product strategy and development, customer support, operations, human resources and IT.

“As we enter our next stage of growth, Jill’s leadership and operating experience within rapidly growing multi-product software companies make her uniquely qualified to be our CEO,” said Mr. Travers. “While I am looking forward to spending more time on a variety of important philanthropic interests, I plan to continue to be actively involved in various strategic initiatives of the Company and assist Jill in this transition.”

Mr. Travers joined Fleetmatics in 2006, two years after the Company was founded in Dublin, Ireland. Since then, the Company has expanded its leadership position in the software-based fleet management market, completed a highly successful IPO, expanded its global presence from three countries to nine, grown from less than a hundred employees to more than one thousand, and built an impressive track record of revenue and earnings growth.

“I appreciate Jim’s support and the confidence expressed by the Board of Directors,” said Ms. Ward. “I’m excited by the opportunity to take on the role of CEO as we move into our next stage of growth. I am thrilled by both the tremendous global opportunity we have in front of us and the product and platform strategy we have in place to achieve it.”

Prior to joining Fleetmatics in April 2015 as President and COO, Ms. Ward was Senior Vice President and General Manager at Intuit Inc. (NASDAQ: INTU), a global provider of SaaS offerings for small businesses and consumers. She led the Accountant and Advisor Groups, serving accounting professionals who are pivotal to Intuit’s success with SMBs on a global scale. Throughout her twelve year career at Intuit, she led multiple business units to deliver growth through business management solutions for SMBs and enterprise clients. Prior to joining Intuit in 2001, Ms. Ward was President of CRM outsourcer Telespectrum Customer Care, held senior small business and consumer marketing positions at Fidelity Investments, and led strategy consulting teams at global consultancy Bain & Company. She earned an MBA at the Amos Tuck School of Business at Dartmouth College and a BA at Wellesley College.

About Fleetmatics Group PLC

Fleetmatics Group PLC is a leading global provider of mobile workforce solutions for service-based businesses of all sizes delivered as software-as-a-service (SaaS). Our solutions enable businesses to meet the challenges associated with managing local fleets, and improve the productivity of their mobile workforces, by extracting actionable business intelligence from real-time and historical vehicle and driver behavioral data. Fleetmatics Group’s intuitive, cost-effective Web-based solutions provide fleet operators with visibility into vehicle location, fuel usage, speed and mileage, and other insights into their mobile workforce, enabling them to reduce operating and capital costs, as well as increase revenue. An integrated, full-featured mobile workforce management product provides additional efficiencies related to job management by empowering the field worker and speeding the job completion process – quote through payment. As of March 31, 2016, Fleetmatics served approximately 37,000 customers and approximately 737,000 subscribed vehicles worldwide. To learn more about Fleetmatics, visit www.fleetmatics.com.